(a)(129)

VOYA INVESTORS TRUST

AMENDMENT #_116_ TO THE AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

ABOLITION OF SERIES OF SHARES

OF BENEFICIAL INTEREST

The undersigned, being a majority of the Trustees of Voya Investors Trust, a Massachusetts business trust (the "Trust"), acting pursuant to the Trust's Amended and Restated Agreement and Declaration of Trust, dated February 26, 2002, as amended, including Article VI, Section 6.2 and Article XI, Sections 11.2 and 11.4, hereby abolish VY T. Rowe Price International Stock Portfolio, and the establishment and designation thereof, there being no shares of such series currently outstanding.

Dated: ___July 25, 2022____________

/s/ Colleen D. Baldwin____________	/s/ Joseph E. Obermeyer____________
Colleen D. Baldwin, as Trustee	Joseph E. Obermeyer, as Trustee
/s/ John V. Boyer_________________	/s/ Sheryl K. Pressler_______________
John V. Boyer, as Trustee	Sheryl K. Pressler, as Trustee
/s/ Patricia W. Chadwick___________	/s/ Dina Santoro___________________
Patricia W. Chadwick, as Trustee	Dina Santoro, as Trustee
/s/ Martin J. Gavin________________	/s/ Christopher P. Sullivan___________
Martin J. Gavin, as Trustee	Christopher P. Sullivan, as Trustee